Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Healthier Choices Management Corp. on Form S-8 File No. 333-188888 of our report dated February 26, 2021, with respect to our audits of the consolidated financial statements of Healthier Choices Management Corp. as of December 31, 2020 and 2018 and for the years then ended, which report is included in this Annual Report on Form 10-K of Healthier Choices Management Corp. for the year ended December 31, 2020.

/s/ Marcum LLP
Marcum LLP
New York, NY
February 26, 2021